Exhibit 10.1

SECOND AMENDMENT TO CREDIT AND GUARANTY AGREEMENT

THIS SECOND AMENDMENT TO CREDIT AND GUARANTY AGREEMENT (this “Amendment”) is entered into as of March 26, 2015, by and among VERTEX ENERGY OPERATING, LLC., a Texas limited liability company (“Company”), VERTEX ENERGY, INC., a Nevada corporation (“Holdings”), the other Credit Parties signatory hereto, the Lenders signatory hereto and GOLDMAN SACHS BANK USA, as Administrative Agent for the Lenders (in such capacity, “Administrative Agent”) and as Collateral Agent for the Lenders (in such capacity, “Collateral Agent”).

RECITALS

A.          Company, Holdings, the other Credit Parties, Lenders and Administrative Agent are parties to a certain Credit and Guaranty Agreement, dated as of May 2, 2014, as amended by that certain First Amendment to Credit and Guaranty Agreement, dated as of December 5, 2014 (as may be further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement), pursuant to which the Lenders have made certain financial accommodations available to Company;

B.           Certain Events of Default have occurred and are continuing, including, without limitation, the Events of Default set forth on Schedule A to this Amendment (the “Designated Defaults”); and

C.           Company has requested that the  Administrative Agent and Lenders amend certain provisions of the Credit Agreement and waive the Designated Defaults, and subject to the terms and conditions hereof, the Administrative Agent and the Lenders executing this Amendment are willing to do so;

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and intending to be legally bound, the parties agree as follows:

A.  AMENDMENTS
1.              Section 1.1 of the Credit Agreement is amended by adding the following new definitions in appropriate alphabetical order:

“Incremental Default Rate Percentage” means (i) to the extent that an Event of Default has arisen as a result of a failure to comply with Section 2.13(f), 4.00% per annum and (ii) otherwise,  2.00% per annum.

“June 2015 Prepayment” as defined in Section 2.13(f).

“Second Amendment Effective Date” means March 27, 2015.

2.             Section 1.1 of the Credit Agreement is further amended by replacing the definitions of “ABL Agent”, “ABL Credit Agreement”, “Applicable Margin”, “Consolidated Liquidity”, “Fee Letter”, “Intercreditor Agreement” and “Leverage Ratio” in their entirety with the following in lieu thereof:

“ABL Agent” means MidCap Business Credit LLC, a Texas limited liability company.

“ABL Credit Agreement” means that certain Credit Agreement, dated as of the Second Amendment Effective Date, between the Company and ABL Agent, as amended, restated, supplemented or otherwise modified in accordance with the terms of this Agreement.

“Applicable Margin” means (i) with respect to Term Loans that are LIBOR Rate Loans, (a) from the Second Amendment Effective Date until the date of delivery of the Compliance Certificate and the financial statements for the period ending March 31, 2016, a percentage, per annum, equal to 9.50%; and (b) thereafter, a percentage, per annum, determined by reference to the Leverage Ratio in effect from time to time as set forth below:

Leverage Ratio	Applicable Margin for Term Loans
Greater than or equal to 4.00:1.00	9.50%
Less than 4.00:1.00 but greater than or equal to 3.00:1.00	7.50%
Less than 3.00:1.00 but greater than or equal to 2.50:1.00	7.00%
Less than 2.50:1.00	6.50%

and (ii) with respect Term Loans that are Base Rate Loans, an amount equal to (a) the Applicable Margin for LIBOR Rate Loans as set forth in clause (i)(a) or (i)(b) above, as applicable, minus (b) 1.00% per annum.  With respect to changes in the Applicable Margin resulting from the delivery of the applicable financial statements, no change in the Applicable Margin shall be effective until three Business Days after the date on which Administrative Agent shall have received the applicable financial statements pursuant to Section 5.1(b) or (c) and a Compliance Certificate calculating the Leverage Ratio pursuant to Section 5.1(d).  At any time Company has not submitted to Administrative Agent the applicable information as and when required under Section 5.1(b), (c) or (d), the Applicable Margin shall be determined as if the Leverage Ratio were greater than or equal to 4.00:1.00.  Within one Business Day of receipt of the applicable information under Section 5.1(b) or (c) and Section 5.1(d), Administrative Agent shall give each Lender telefacsimile or telephonic notice (confirmed in writing) of the Applicable Margin in effect from such date.  Without limitation of any other provision of this Agreement or any other remedy available to Administrative Agent or Lenders under any of the Credit Documents, to the extent that any financial statements delivered pursuant to Section 5.1(b) or (c) or any information contained in any Compliance Certificate delivered pursuant to Section 5.1(d) shall be incorrect in any manner and Company or any other Credit Party shall deliver to Administrative Agent and/or Lenders corrected financial statements or other corrected information in a Compliance Certificate (or otherwise), Administrative Agent may recalculate the Applicable Margin based upon such corrected financial statements or such other corrected information, and, upon written notice thereof to Company, the Term Loans shall bear interest based upon such recalculated Applicable Margin retroactively from the date of delivery of the erroneous financial statements or other erroneous information in question.

“Consolidated Liquidity” means, as of any date, an amount determined for Holdings and its Subsidiaries on a consolidated basis equal to the sum of (i) Cash-on-hand of Holdings and its Subsidiaries held in one or more Controlled Accounts as of such date, but excluding funds in the Vertex Refining Cash Collateral Account, plus (ii) the aggregate amount that may be drawn under the ABL Credit Agreement at such time (giving effect to any limitations on availability contained herein or therein, other than the limitation set forth in clause (i) of the proviso to Section 6.1(c)).

 “Fee Letter” means that certain amended and restated letter agreement, dated as of the Second Amendment Effective Date, between Company and Administrative Agent.

“Fixed Charge Coverage Ratio” means the ratio as of the last day of (i) the Fiscal Quarter ending on December 31, 2015 of (a) Consolidated Adjusted EBITDA for the two Fiscal Quarter period ending on such date, to (b) Consolidated Fixed Charges for such two Fiscal Quarters, (ii) the Fiscal Quarter ending on March 31, 2016 of (a) Consolidated Adjusted EBITDA for the three Fiscal Quarter period ending on such date, to (b) Consolidated Fixed Charges for such three Fiscal Quarter period, and (iii) any other Fiscal Quarter of (a) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period then ending, to (b) Consolidated Fixed Charges for such four-Fiscal Quarter period.

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the Second Amendment Effective Date, by and between Administrative Agent and the ABL Agent, in form and substance reasonably satisfactory to Administrative Agent.

“Leverage Ratio” means, as of any date of determination, the ratio of (i) Consolidated Total Debt as of such date, to (ii) Consolidated Pro Forma Adjusted EBITDA for the period of 12 consecutive fiscal months ending on such date (or if such date of determination is not the last day of a fiscal month, for the most recently ended period of 12 consecutive fiscal months for which financial statements have been delivered); provided, that (x) during the period commencing on December 31, 2015 and continuing through but excluding March 31, 2016, for purposes of clause (ii) above,  Consolidated Pro Forma Adjusted EBITDA shall be measured for the period of 6 consecutive fiscal months ending on such date, and multiplied by two, and  (y) during the period commencing on March 31, 2016 and continuing through but excluding June 30, 2016, for purposes of clause (ii) above, Consolidated Pro Forma Adjusted EBITDA shall be measured for the period of 9 consecutive fiscal months ending on such date, and multiplied by 4/3.

3.             Section 2.9 of the Credit Agreement is hereby amended and modified by deleting such Section in its entirety and inserting the following in lieu thereof:

2.9           Default Interest.  Upon the occurrence and during the continuance of an Event of Default, the principal amount of all Term Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Term Loans or any fees or other amounts owed hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate that is the Incremental Default Rate Percentage in excess of the interest rate otherwise payable hereunder with respect to the applicable Term Loans (or, in the case of any such fees and other amounts, at a rate which is Incremental Default Rate Percentage in excess of the interest rate otherwise payable hereunder for Base Rate Loans); provided, any LIBOR Rate Loans may be converted to Base Rate Loans at the election of Administrative Agent at any time after the occurrence of such Event of Default (irrespective of whether the Interest Period in effect at the time of such conversion has expired) and thereupon shall become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is the Incremental Default Rate Percentage in excess of the interest rate otherwise payable hereunder for Base Rate Loans.  Payment or acceptance of the increased rates of interest provided for in this Section 2.9 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

4.           Section 2.11 of the Credit Agreement is amended by replacing such Section in its entirety with the following:

2.11           Scheduled Payments.  The principal amounts of the Term Loans shall be repaid in consecutive quarterly installments (each, an “Installment”) in the aggregate amounts set forth below on the last day of each Fiscal Quarter (each, an “Installment Date”), commencing June 30, 2014:

Fiscal Quarter	Term Loan Installments
For the Fiscal Quarters ended June 30, 2014, September 30, 2014 and December 31, 2014	$300,000
March 31, 2015 and June 30, 2015	$0
For the Fiscal Quarter ended September 30, 2015 and each Fiscal Quarter thereafter	$800,000

Notwithstanding the foregoing, (x) such Installments shall be reduced in connection with any voluntary or mandatory prepayments of the Term Loans in accordance with Sections 2.11, 2.12 and 2.13, as applicable; and (y) the Term Loans, together with all other amounts owed hereunder with respect thereto, shall, in any event, be paid in full in Cash no later than the Term Loan Maturity Date.

5.             Section 2.13 of the Credit Agreement is amended by replacing subsections (f) and (g) in their entirety with the following:

(f)           June 2015 Prepayment.  After the Second Amendment Effective Date and on or prior to June 30, 2015, Company shall prepay the Term Loan in an aggregate amount of not less than $9,100,000 (the “June 2015 Prepayment”).

(g)           Prepayment of Excess Outstanding Amounts.  To the extent that (x) the Consolidated Total Debt as of such date exceeds (y) (1) Consolidated Pro Forma Adjusted EBITDA for the twelve month period ending on the last day of the most recently ended fiscal month for which financial statements have been delivered under Section 5.1(a), multiplied by (2) the maximum Leverage Ratio permitted under Section 6.8(b) with respect to the immediately preceding Fiscal Quarter, Company shall immediately prepay the Term Loans (or with the written approval of the Administrative Agent, the loans outstanding under the ABL Credit Agreement) in an amount equal to 100% of such excess; provided, however, that (i) no prepayments under this subsection (g) shall be required from the Second Amendment Effective Date through but excluding December 31, 2015, (ii) during the period commencing on December 31, 2015 and continuing through but excluding  March 31, 2016, for purposes of clause (y)(1) above, Consolidated Pro Forma Adjusted EBITDA shall be measured for the six-month period ending on the last day of the most recently ended fiscal month for which financial statements have been delivered under Section 5.1(a), and multiplied by 2, and (iii)  during the period commencing on March 31, 2016 and continuing through but excluding June 30, 2016, for purposes of clause (y)(1) above Consolidated Pro Forma Adjusted EBITDA shall be measured for the nine-month period ending on the last day of the most recently ended fiscal month for which financial statements have been delivered under Section 5.1(a), multiplied by 4/3.

6.             Section 5.1 of the Credit Agreement is amended by replacing subsections (s), (u) and (v) in their entirety with the following:

(s)           Borrowing Base Certificates.  No less frequently than monthly, (i) a borrowing base certificate as of the last day of such month certifying as to the Borrowing Base (as defined under the ABL Credit Agreement), and (ii) all supporting information for the calculation of the Borrowing Base, including supporting schedules, inventory listings, accounts payable, accounts receivable agings and such other information as the ABL Agent may have delivered.

(u)   Notices and information furnished under the ABL Credit Agreement.  A copy of each item received or delivered by any Credit Party pursuant to Sections 8 and 13 of the ABL Credit Agreement and each loan request delivered under the ABL Credit Agreement; provided, that the inventory status reports and loan and collateral descriptions required to be delivered under Sections 13(a)(vi) and (vii) of the ABL Credit Agreement shall not be required to be delivered more frequently than once in any fiscal month under this Section 5.1(u).

(v)   ABL Loan Certificate.  Concurrently with the delivery of the financial statements pursuant to Section 5.1(a), any borrowing base certificate pursuant to Section 5.1(s) and any Loan Request pursuant to Section 5.1(u), a certificate from an Authorized Officer demonstrating that (after giving pro forma effect to such Loan Request in the case of a certificate delivered together with a Loan Request), (x) the Leverage Ratio (measuring Consolidated Pro Forma Adjusted EBITDA for the most recently ended twelve month period for which financial statements have been delivered) would not exceed the maximum Leverage Ratio permitted under Section 6.8(b) with respect to the immediately preceding Fiscal Quarter and (y) Consolidated Liquidity shall not be less than the minimum Consolidated Liquidity set forth in Section 6.8(d); provided, however, that (i) clause (x) above shall be suspended and have no effect from the Second Amendment Effective Date through but excluding December 31, 2015, (ii) during the period commencing on December 31, 2015 and continuing through but excluding March 31, 2016, for purposes of clause (x) above, Consolidated Pro Forma Adjusted EBITDA shall be measured for the six-month period ending on the last day of the most recently ended fiscal month for which financial statements have been delivered under Section 5.1(a), multiplied by 2, and (iii)  during the period commencing on March 31, 2016 and continuing through but excluding June 30, 2016, Consolidated Pro Forma Adjusted EBITDA shall be measured for the nine-month period ending on the last day of the most recently ended fiscal month for which financial statements have been delivered under Section 5.1(a), multiplied by 4/3.

7.           Section 5.13 of the Credit Agreement is amended by relettering the existing Section as subsection (a) and adding the following as a new subsection (b):

(b)           Holdings shall issue shares of its common Capital Stock after the Second Amendment Effective Date and on or prior to June 30, 2015, the net cash proceeds of which received by Holdings are at least $9,100,000.  Holdings shall immediately contribute the net cash proceeds of such issuance of Capital Stock to Company for application to the Obligations in accordance with Section 2.13(f).

8.             Section 6.1(c) of the Credit Agreement is amended by replacing such subsection in its entirety with the following:

(c)           Indebtedness incurred by Holdings or any of its Subsidiaries under the ABL Credit Agreement in an aggregate amount outstanding not to exceed $7,000,000 at any time; provided, that

(1) notwithstanding the foregoing, the aggregate outstanding amount of Indebtedness under the ABL Credit Agreement shall not exceed $6,000,000 at any time during the period commencing on the Second Amendment Effective Date through but excluding December 31, 2015,

(2) no Indebtedness may be borrowed or incurred under the ABL Credit Agreement if after giving effect thereto (x) any Default or Event of Default has occurred and is continuing hereunder, (y) the aggregate loans and letters of credit extended under the ABL Credit Agreement would exceed the Borrowing Base (as defined in the ABL Credit Agreement as in effect on the Closing Date), or (z) the Leverage Ratio (measuring Consolidated Pro Forma Adjusted EBITDA for the most recently ended twelve month period for which financial statements have been delivered) would exceed the maximum Leverage Ratio permitted under Section 6.8(b) with respect to the immediately preceding Fiscal Quarter, provided, however, that (i) this clause (z) shall be suspended and have no effect from the Second Amendment Effective Date through but excluding December 31, 2015, (ii) during the period commencing on December 31, 2015 and continuing through but excluding March 31, 2016, for purposes of this clause (2), Consolidated Pro Forma Adjusted EBITDA shall be measured for the six-month period ending on the last day of the most recently ended fiscal month for which financial statements have been delivered under Section 5.1(a), multiplied by 2, and (iii)  during the period commencing on March 31, 2016 and continuing through but excluding June 30, 2016, for purposes of this clause (2), Consolidated Pro Forma Adjusted EBITDA shall be measured for the nine-month period ending on the last day of the most recently ended fiscal month for which financial statements have been delivered under Section 5.1(a), multiplied by 4/3, and

(3) no Indebtedness may be borrowed or incurred under the ABL Credit Agreement unless the Borrower has delivered to the Administrative Agent at least one Business Day prior to the funding or issuance of such Indebtedness a certificate certifying in reasonable detail that the conditions in clauses (1) and (2) above are satisfied, and the Administrative Agent shall have confirmed in writing that the conditions in clauses (1) and (2) above are satisfied;

(4) Vertex Refining NV shall not be permitted to guaranty any Indebtedness under or with respect to the ABL Credit Agreement to the extent that the Bango Acquisition is consummated pursuant to Section 6.9(g)(ii) without the consent of the Administrative Agent and the Guaranty of the Obligations by Vertex Refining NV is released pursuant to Section 7.12; and

(5) Vertex Refining OH shall not be permitted to guaranty any Indebtedness under or with respect to the ABL Credit Agreement.

9.             Section 6.8 of the Credit Agreement is amended by replacing subsections (a), (b), (c) and (d) thereof in their entirety with the following:

(a)   Fixed Charge Coverage Ratio.  Holdings shall not permit the Fixed Charge Coverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending December 31, 2015, to be less than the correlative ratio indicated:

Fiscal Quarter	Fixed Charge Coverage Ratio
For the Fiscal Quarter ending December 31, 2015	1.00:1.00
For the Fiscal Quarter ending March 31, 2016	1.10:1.00
For the Fiscal Quarter ending June 30, 2016	1.10:1.00
For the Fiscal Quarter ending September 30, 2016	1.20:1.00
For the Fiscal Quarter ending December 31, 2016	1.20:1.00
For the Fiscal Quarter ending March 31, 2017 and each Fiscal Quarter ending thereafter	1.25:1.00

(b)   Leverage Ratio.  Holdings shall not permit the Leverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending December 31, 2015, to exceed the correlative ratio indicated:

Fiscal Quarter	Leverage Ratio
For the Fiscal Quarter ending December 31, 2015	4.00:1.00
For the Fiscal Quarter ending March 31, 2016	4.00:1.00
For the Fiscal Quarter ending June 30, 2016	3.75:1.00
For the Fiscal Quarter ending September 30, 2016	3.75:1.00
For the Fiscal Quarter ending December 31, 2016	3.50:1.00
For the Fiscal Quarter ending March 31, 2017	3.25:1.00
For the Fiscal Quarter ending June 30, 2017	3.00:1.00
For the Fiscal Quarter ending September 30, 2017	3.00:1.00
For the Fiscal Quarter ending December 31, 2017	2.75:1.00
For the Fiscal Quarter ending March 31, 2018 and each Fiscal Quarter ending thereafter	2.50:1.00

(c)   Consolidated Adjusted EBITDA.  Holdings shall not permit Consolidated Adjusted EBITDA as at the end of any Fiscal Quarter, beginning with the Fiscal Quarter ending June 30, 2015, to be less than the correlative number below:

Fiscal Quarter	Consolidated Adjusted EBITDA
For the Fiscal Quarter ending June 30, 2015	$1,000,000
For the Fiscal Quarter ending September 30, 2015	$3,000,000
For the Fiscal Quarter ending December 31, 2015	$5,500,000
For the Fiscal Quarter ending March 31, 2016	$8,000,000
For the Fiscal Quarter ending June 30, 2016	$9,000,000
For the Fiscal Quarter ending September 30, 2016 and each Fiscal Quarter ending thereafter	$10,000,000

For the purposes of determining compliance with this Section 6.8(c), Consolidated Adjusted EBITDA as at the end of any Fiscal Quarter shall be equal to (i) with respect to the Fiscal Quarter ending on June 30, 2015, Consolidated Adjusted EBITDA for the Fiscal Quarter ending on such date, (ii) with respect to the Fiscal Quarter ending on September 30, 2015, Consolidated Adjusted EBITDA for the two Fiscal Quarter Period ending on such date, (iii) with respect to the Fiscal Quarter ending on December 31, 2015, Consolidated Adjusted EBITDA for the three Fiscal Quarter period ending on such date, and (iv) with respect to any other Fiscal Quarter, Consolidated Adjusted EBITDA for the period of four consecutive Fiscal Quarters ending on such date.

(d)   Minimum Consolidated Liquidity.  Holdings shall not permit Consolidated Liquidity to be less than (i) $750,000 at any time from and after the Second Amendment Effective Date and on or prior to June 30, 2015, (ii) $1,500,000 at any time after June 30, 2015 and on or prior to December 31, 2015, (iii) $2,000,000 at any time after December 31, 2015 and on or prior to June 30, 2016, (iv) $2,500,000 at any time after June 30, 2016 and on or prior to December 31, 2016, and (v) $3,000,000 at any time after December 31, 2016.

10.           Article VI of the Credit Agreement is amended by inserting the following new Section 6.21 at the end thereof:

Section 6.21.  Vertex Merger Sub, LLC.  Unless and until Vertex Merger Sub, LLC, a California limited liability company (“Vertex Merger Sub”), shall be in good standing under the laws of the State of California and the Credit Parties shall have delivered a good standing certificate evidencing such status to the Administrative Agent, (a) no other Credit Party shall (i) make any loan to or other Investment in Vertex Merger Sub, (ii) transfer, sell or otherwise dispose of any assets to Vertex Merger Sub, (iii) make any Restricted Junior Payment to Vertex Merger Sub, (iv) guarantee any Indebtedness of Vertex Merger Sub (other than the Obligations and the obligations under the ABL Credit Agreement), or (v) grant any Liens in its assets to secure Indebtedness of Vertex Merger Sub (other than the Obligations and the obligations under the ABL Credit Agreement) and (b) Vertex Merger Sub shall not have any operations or assets other than the minimum capital required to maintain its existence and activities related thereto.

B.  WAIVER OF DESIGNATED DEFAULTS

Subject to the satisfaction of the conditions precedent set forth in Section D, the Administrative Agent and Lenders hereby waive the Designated Defaults.  The waiver contained in this Section B is a limited waiver and (i) shall only be relied upon and used for the specific purpose set forth herein, (ii) shall not constitute nor be deemed to constitute a waiver, except as otherwise expressly set forth herein, of (a) any Default or Event of Default or (b) any term or condition of the Credit Agreement and the other Credit Documents, (iii) shall not constitute nor be deemed to constitute a consent by any Agent or any Lender to anything other than the specific purpose set forth herein and (iv) shall not constitute a custom or course of dealing among the parties hereto.

C.  RELEASE

1.           In consideration of, among other things, Administrative Agent’s, Collateral Agent’s and the Lenders’ execution and delivery of this Agreement, each of Company and the other Credit Parties, on behalf of itself and its agents, representatives, officers, directors, advisors, employees, subsidiaries, affiliates, successors and assigns (collectively, the “Releasors”), hereby forever agrees and covenants not to sue or prosecute against any Releasee (as hereinafter defined) and hereby forever waives, releases and discharges, to the fullest extent permitted by law, each Releasee from any and all claims (including, without limitation, crossclaims, counterclaims, rights of set-off and recoupment), actions, causes of action, suits, debts, accounts, interests, liens, promises, warranties, damages and consequential damages, demands, agreements, bonds, bills, specialties, covenants, controversies, variances, trespasses, judgments, executions, costs, expenses or claims whatsoever, that such Releasor now has or hereafter may have, of whatsoever nature and kind, whether known or unknown, whether now existing or hereafter arising, whether arising at law or in equity (collectively, the “Claims”), against Administrative Agent, Collateral Agent and the Lenders party hereto in any capacity and their respective affiliates, subsidiaries, and their respective successors and assigns and each and all of the officers, directors, employees, agents, attorneys, advisors and other representatives of each of the foregoing (collectively, the “Releasees”), based in whole or in part on facts, whether or not now known, existing on or before the date hereof, that relate to, arise out of or otherwise are in connection with: (i) any or all of the Credit Documents or transactions contemplated thereby or any actions or omissions in connection therewith or (ii) any aspect of the dealings or relationships between or among Company and the other Credit Parties, on the one hand, and any or all of Administrative Agent, Collateral Agent or the Lenders party hereto, on the other hand, relating to any or all of the documents, transactions, actions or omissions referenced in clause (i) hereof.  In entering into this Agreement, Company and each other Credit Party consulted with, and has been represented by, legal counsel and expressly disclaims any reliance on any representations, acts or omissions by any of the Releasees and hereby agrees and acknowledges that the validity and effectiveness of the releases set forth above do not depend in any way on any such representations, acts and/or omissions or the accuracy, completeness or validity thereof.  The provisions of this Section shall survive the termination of this Amendment, the Credit Agreement, the other Credit Documents and payment in full of the Obligations.

2.           Company and other Credit Parties each hereby agrees that it shall be, jointly and severally, obligated to indemnify and hold the Releasees harmless with respect to any and all liabilities, obligations, losses, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever incurred by the Releasees, or any of them, whether direct, indirect or consequential, as a result of or arising from or relating to any proceeding by or on behalf of any Person, including, without limitation, the respective officers, directors, agents, trustees, creditors, partners or shareholders of Company, any other Credit Party, or any of their respective Subsidiaries, whether threatened or initiated, in respect of any claim for legal or equitable remedy under any statue, regulation or common law principle arising from or in connection with the negotiation, preparation, execution, delivery, performance, administration and enforcement of the Credit Agreement, the other Credit Documents, this Amendment or any other document executed and/or delivered in connection herewith or therewith; provided, that neither Company nor any other Credit Party shall have any obligation to indemnify or hold harmless any Releasee hereunder with respect to liabilities to the extent they result from the gross negligence or willful misconduct of that Releasee as finally determined by a court of competent jurisdiction.  If and to the extent that the foregoing undertaking may be unenforceable for any reason, Company and other Credit Parties each agrees to make the maximum contribution to the payment and satisfaction thereof that is permissible under applicable law.  The foregoing indemnity shall survive the termination of this Amendment, the Credit Agreement, the other Credit Documents and the payment in full of the Obligations.

3.           Each of Company and other Credit Parties, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged by Company or any other Credit Party pursuant to Section C(1) hereof.  If Company, any other Credit Party or any of its successors, assigns or other legal representatives violates the foregoing covenant, Company and other Credit Parties, each for itself and its successors, assigns and legal representatives, agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys’ fees and costs incurred by any Releasee as a result of such violation.

D. CONDITIONS TO EFFECTIVENESS

Notwithstanding any other provision of this Amendment and without affecting in any manner the rights of the Lenders hereunder, it is understood and agreed that this Amendment shall not become effective, including, without limitation, the amendments contained in Section A and the waiver contained in Section B, and the Company shall have no rights hereunder until satisfaction of the following conditions precedent on or prior to March 27, 2015:

1.           The Administrative Agent and Lenders shall have received each of the following documents, each dated as of the date hereof and in form and substance satisfactory to the Administrative Agent and Lenders:

a.           executed counterparts to this Amendment from Company, each of the Guarantors and the Lenders;

b.           executed counterparts of the Intercreditor Agreement from ABL Agent, Company and each of the Guarantors; and

c.           executed counterparts of the Fee Letter from Company; and

d.           warrants for Capital Stock of Holdings, in form and substance reasonably satisfactory to the Administrative Agent (collectively, the “Warrants”), executed by Holdings and issued to Goldman Sachs & Co.;

2.           The Administrative Agent shall have received originally executed copies of the favorable written opinions of Reinhart Boerner Van Deuren s.c., Dean Allcorn, Esq., and Fennemore Craig, P.C., counsel for Credit Parties, as to this Amendment, the Warrants (as defined below) and such other matters as Administrative Agent may reasonably request, dated as of the Second Amendment Effective Date, and otherwise in form and substance reasonably satisfactory to Administrative Agent.

3.           The Administrative Agent shall have received (a) either sufficient copies of each Organizational Document executed and delivered by each Credit Party, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, each dated the Second Amendment Effective Date or a recent date prior thereto or, if such Organizational Documents were previously delivered to the Administrative Agent, a certification that such previously delivered Organizational Documents have not been amended and remain in full force and effect; (b) signature and incumbency certificates of the officers of such Person executing the Amendment and the other documents contemplated hereby to which it is a party; (c) resolutions of the Board of Directors or similar governing body of each Credit Party approving and authorizing the execution, delivery and performance of this Amendment and the other documents contemplated hereby, certified as of the Second Amendment Effective Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; and (d) except with respect to Vertex Merger Sub, LLC, a good standing certificate from the applicable Governmental Authority of each Credit Party’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Second Amendment Effective Date.

4.           The Administrative Agent shall have received copies of (a) the fully executed ABL Credit Agreement and each of the “Loan Documents” (as defined in the ABL Credit Agreement) related thereto (certified by an Authorized Officer of the Company), all in form and substance reasonably satisfactory to Administrative Agent, and (b) all lien searches, title commitments (if any) and title policies (if any) delivered to ABL Agent in connection with the ABL Credit Agreement.  The ABL Credit Agreement shall have become effective in accordance with its terms and the ABL Agent and lenders under the ABL Credit Agreement shall have made the initial revolving loans thereunder.

5.           Holdings and its Subsidiaries shall, contemporaneously with the closing of the Second Amendment, have (i) repaid in full in Cash any ABL Loans (as defined in the Credit Agreement without giving effect to this Amendment) and any other amounts owed under the ABL Credit Agreement (as defined in the Credit Agreement without giving effect to this Amendment), (ii) terminated any commitments to lend or make other extensions of credit thereunder, (iii) delivered to Administrative Agent payoff letter from Bank of America, N.A. and (except to the extent permitted to be delivered following such repayment under the terms of the applicable payoff letter) all documents or instruments necessary to release all Liens securing such Indebtedness or other obligations of Holdings and its Subsidiaries thereunder being repaid on the Second Amendment Effective Date (which documents or instruments releasing Liens may be delivered in escrow pending solely the payment of the funds required in the related payoff letter or subject to other arrangements satisfactory to Administrative Agent), in each case in form and substance satisfactory to Administrative Agent, and (iv) made arrangements satisfactory to Administrative Agent with respect to the cancellation of any letters of credit outstanding thereunder to support the obligations of Holdings and its Subsidiaries with respect thereto.

6.          The Administrative Agent shall have received reimbursement or payment of its costs and expenses incurred in connection with this Amendment or the Credit Agreement (including reasonable fees, charges and disbursements of counsel to Administrative Agent).

E.  REPRESENTATIONS

To induce the Lenders, Collateral Agent and Administrative Agent to enter into this Amendment, each Credit Party hereby represents and warrants to the Lenders, Collateral Agent and Administrative Agent that:

1.           Each of Holdings and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has all requisite power and authority to enter into this Amendment and to carry out the transactions contemplated hereby, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.

2.           The execution, delivery and performance of this Amendment have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.

3.           The execution, delivery and performance by Credit Parties of this Amendment and the consummation of the transactions contemplated hereby do not and will not (a) violate any provision of any law or any governmental rule or regulation applicable to Holdings or any of its Subsidiaries, any of the Organizational Documents of Holdings or any of its Subsidiaries, or any order, judgment or decree of any court or other agency of government binding on Holdings or any of its Subsidiaries; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Holdings or any of its Subsidiaries; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of Holdings or any of its Subsidiaries (other than any Liens created under any of the Credit Documents in favor of Collateral  Agent, on behalf of Secured Parties); or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of Holdings or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the date hereof and disclosed in writing to Lenders.

4.            The execution, delivery and performance by Credit Parties of this Amendment and the consummation of the transactions contemplated hereby do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority.

5.            This Amendment has been duly executed and delivered by each Credit Party and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

6.           After giving effect to this Amendment, the representations and warranties contained in the Credit Agreement and the other Credit Documents are true and correct in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true and correct in all material respects on and as of such earlier date, and, other than the Designated Defaults, no Default or Event of Default has occurred and is continuing as of the date hereof.

F.  OTHER AGREEMENTS

1.           Post-Closing.  (a)  On or prior to the date that is thirty (30) days following the Second Amendment Effective Date, the Company shall have opened a Deposit Account at Bank of America, N.A. (or another bank reasonably acceptable to Administrative Agent) to receive the proceeds of the issuance of Capital Stock of Holdings required under Section 5.13(b) hereof (and any related or contemporaneous issuances of Capital Stock) and the Credit Parties shall have delivered a control agreement among the ABL Agent, Administrative Agent, Company and the relevant bank sufficient to cause such Deposit Account to be a Controlled Account and providing for the Administrative Agent to have a first priority lien in such Deposit Account and the ABL Agent to have a second priority lien in such Deposit Account. (b) On or prior to the date that is ten Business Days following the Second Amendment Effective Date (or such later date consented to in writing by the Administrative Agent in its sole discretion), the Administrative Agent shall have received the items described on Schedule B to this Amendment in each case, in form and substance reasonably satisfactory to the Administrative Agent.

2.           Continuing Effectiveness of Loan Documents.  As amended hereby, all terms of the Credit Agreement and the other Credit Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Credit Parties party thereto, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.  To the extent any terms and conditions in any of the other Credit Documents shall contradict or be in conflict with any terms or conditions of the Credit Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified and amended accordingly to reflect the terms and conditions of the Credit Agreement as modified and amended hereby. Upon the effectiveness of this Amendment such terms and conditions are hereby deemed modified and amended accordingly to reflect the terms and conditions of the Credit Agreement as modified and amended hereby.  The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Lenders under the Credit Agreement, nor constitute a waiver of any provision of the Credit Agreement.  This Amendment shall constitute a Credit Document for all purposes of the Credit Agreement.

3.           Reaffirmation of Guaranty.  Holdings and each other Guarantor consents to the execution and delivery by the Company of this Amendment and the consummation of the transactions described herein, and ratifies and confirms the terms of the Guaranty to which such Guarantor is a party with respect to the Indebtedness now or hereafter outstanding under the Credit Agreement as amended hereby and all promissory notes issued thereunder. Each Guarantor acknowledges that, notwithstanding anything to the contrary contained herein or in any other document evidencing any Indebtedness of Company to the Lenders or any other Obligation of Company, or any actions now or hereafter taken by the Lenders with respect to any Obligation of Company, the Guaranty to which any Guarantor is a party (i) is and shall continue to be a primary obligation of such Guarantor, (ii) is and shall continue to be an absolute, unconditional, continuing and irrevocable guaranty of payment, and (iii) is and shall continue to be in full force and effect in accordance with its terms.  Nothing contained herein to the contrary shall release, discharge, modify, change or affect the original liability of each Guarantor under the Guaranty to which such Guarantor is a party.

4.           Acknowledgment of Perfection of Security Interest. Each Credit Party hereby acknowledges that, as of the date hereof, the security interests and Liens granted to Collateral Agent and the Lenders under the Credit Agreement and the other Credit Documents, including, without limitations, Liens granted under the Mortgages, are in full force and effect, are properly perfected and are enforceable in accordance with the terms of the Credit Agreement and the other Credit Documents.

5.           APPLICABLE LAW.   THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW) THEREOF.

6.           No Novation.  This Amendment is not intended by the parties to be, and shall not be construed to be, a novation of the Credit Agreement and the other Credit Documents or an accord and satisfaction in regard thereto.

7.           Costs and Expenses.  The Company agrees to pay on demand all costs and expenses of Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the reasonable fees and out-of-pocket expenses of outside counsel for Administrative Agent with respect thereto.

8.           Counterparts.  This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument.  Delivery of an executed counterpart of this Amendment by facsimile transmission or electronic transmission shall be as effective as delivery of a manually executed counterpart hereof.

9.           Binding Nature.  This Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective successors, successors-in-titles, and assigns.  No third party beneficiaries are intended in connection with this Amendment.

10.         Entire Understanding.  This Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein, and shall supersede any prior negotiations or agreements, whether written or oral, with respect thereto.

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IN WITNESS WHEREOF, this Amendment has been duly executed as of the date first written above.

VERTEX ENERGY OPERATING, LLC

By:	/s/ Benjamin P. Cowart
Name:
Title:

VERTEX ENERGY, INC.

By:	/s/ Benjamin P. Cowart
Name:
Title:

VERTEX ACQUISITION SUB, LLC

By:	/s/ Benjamin P. Cowart
Name:
Title:

VERTEX MERGER SUB, LLC

By:	/s/ Benjamin P. Cowart
Name:
Title:

VERTEX REFINING NV, LLC

By:	/s/ Benjamin P. Cowart
Name:
Title:

VERTEX REFINING LA, LLC

By:	/s/ Benjamin P. Cowart
Name:
Title:

CEDAR MARINE TERMINALS, LP

By:	/s/ Benjamin P. Cowart
Name:
Title:

CROSSROAD CARRIERS, L.P.

By:	/s/ Benjamin P. Cowart
Name:
Title:

VERTEX RECOVERY, L.P.

By:	/s/ Benjamin P. Cowart
Name:
Title:

H & H OIL, LP.

By:	/s/ Benjamin P. Cowart
Name:
Title:

VERTEX II GP, LLC

By:	/s/ Benjamin P. Cowart
Name:
Title:

GOLDEN STATE LUBRICANTS WORKS, LLC

By:	/s/ Benjamin P. Cowart
Name:
Title:

GOLDMAN SACHS BANK USA, a New York State-Chartered Bank, as Administrative Agent and Collateral Agent

By:	/s/ Stephen W. Hipp
	Name:	Stephen W. Hipp
	Title:	Authorized Signatory

GOLDMAN SACHS SPECIALTY LENDING HOLDINGS, INC., as a Lender

By:	/s/ Stephen W. Hipp
	Name:	Stephen W. Hipp
	Title:	Authorized Signatory

Schedule A

Existing Defaults

a)           Events of Default under Section 8.1(a) of the Credit Agreement due to the failure of the Company to prepay the Term Loans pursuant to Section 2.13(g) of the Credit Agreement on each date from and including August 30, 2014 to and including January 15, 2015 due to (x) Consolidated Total Debt exceeding (y) Consolidated Pro Forma Adjusted EBITDA for each twelve month period ending on or after August 31, 2014 and on or prior to December 31, 2014, multiplied by the maximum Leverage Ratio permitted under Section 6.8(b) of the Credit Agreement with respect to the immediately preceding Fiscal Quarter.

b)           Events of Default under Section 8.1(b) of the Credit Agreement due to the failure of the Company to satisfy the requirements of Items 2, 3, 4 and 6 of that certain Post-Closing Letter Agreement, dated May 2, 2014, among the Company, Holdings and the ABL Agent in violation of Section 11.2 of the ABL Credit Agreement;

c)           Event of Default under Section 8.1(b)(iii) of the Credit Agreement due to the occurrence and continuation of “Defaults” (as defined in the ABL Credit Agreement) under the ABL Credit Agreement as set forth in greater detail in that certain Notice of Event of Default, dated as of November 6, 2014.

d)           Event of Default under Section 8.1(c) of the Credit Agreement due to the failure of Holdings to timely deliver to Administrative Agent and Lenders the financial statements set forth in Sections 5.1(a), 5.1(d) and 5.1(v) for the month ending on September 30, 2014.

e)           Event of Default under Section 8.1(c) of the Credit Agreement due to the failure of Holdings to comply with Section 5.13 to immediately deposit the net cash proceeds from the Post Close Equity Raise into the Vertex Refining Cash Collateral Account.

f)           Event of Default under Section 8.1(c) of the Credit Agreement due to the acquisition of the remaining Capital Stock of E-Source in violation of Section 6.7 of the Credit Agreement.

g)           Events of Default under Section 8.1(c) of the Credit Agreement due to the failure of Holdings to comply with the requirements set forth in Sections 6.8(a), 6.8(b) and 6.8(c) as of the last day of the Fiscal Quarters ending September 30, 2014 and December 31, 2014;

h)           Event of Default under Section 8.1(c) of the Credit Agreement due to the failure of Holdings to comply with the requirements set forth in Section 6.8(d) by permitting the Consolidated Liquidity to be less than $3,000,000 at any time from and after the Closing Date;

i)           Event of Default under Section 8.1(c) of the Credit Agreement due to the failure to deliver a Compliance Certificate with respect to the Fiscal Quarter ending on December 31, 2014.

j)           Events of Default under Section 8.1(c) of the Credit Agreement due to the failure to deliver separate financial statements for Vertex Refining NV and Vertex Refining OH with respect to the Fiscal Month and Fiscal Year ending on December 31, 2014 in violation of Sections 5.1(a) and 5.1(b) of the Credit Agreement.

k)           Event of Default under Section 8.1(c) of the Credit Agreement due to the formation of Vertex Refining OH in violation of Section 6.13 of the Credit Agreement;

l)           Events of Default under Section 8.1(c) of the Credit Agreement due to the entry by Holdings into non-binding Letters of Intent with certain third parties in violation of Section 6.14 of the Credit Agreement;

m)           Event of Default under Section 8.1(c) of the Credit Agreement due to the entry by Company into that certain Consulting Agreement with Heartland Group Holdings, LLC dated July 18, 2014.

n)           Event of Default under Section 8.1(c) of the Credit Agreement due to the entry by Holdings into that certain Asset Purchase Agreement, dated as of October 21, 2014 with certain third parties in violation of Section 6.14 of the Credit Agreement; and

o)           Events of Default under Section 8.1(e) of the Credit Agreement due to the failure of the Company to satisfy the requirements of (i) Items 6 and 8 of Schedule 5.15 within thirty days following the dates set forth on such Schedule 5.15 and (ii) Items 2, 3, 4 and 9 of Schedule 5.15 within ninety days following the dates set forth on such Schedule 5.15 in violation of Section 5.15 of the Credit Agreement.

Schedule B

Outstanding Post Closing Deliverables.

1.
A fully executed three party escrow agreement among Iron Mountain Intellectual Property Management, Inc., the Company and the Administrative Agent (in lieu of a collateral access agreement for 1331 Gemini Avenue).

2.	Recorded amendment to the Mortgage on the Mortgaged Property in Myrtle Grove, LA reflecting the correction to the legal description attached to such Mortgage.